Exhibit 99.1

Casey’s Issues Business Update

ANKENY, Iowa, January 31, 2023 – (Business Wire) – Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq: CASY), one of the leading convenience store chains in the United States, today issued the following business update in advance of its participation in a “non-deal” roadshow:

Third quarter to date performance remains consistent with our expectations for the full year. Specifically, same-store inside sales for the quarter are in the lower half of our annual range of a 5-7% increase. Same-store fuel gallons for the quarter are near the low end of the annual range of a flat to 2% increase. Third quarter to date fuel margins (cpg) are similar to our reported second quarter fuel margins. Excluding the non-recurring item below, total operating expense growth is expected to be near the low end of the annual range of a 9-10% increase.

During the quarter the company received an approximately $15 million one-time payment from the resolution of certain legal matters. These proceeds will be recorded as a reduction to operating expense in the quarter and they were not included in the previous operating expense guidance for the third quarter or the fiscal year.

About Casey’s
Casey’s is a Fortune 500 company (Nasdaq: CASY) operating over 2,400 convenience stores. Founded more than 50 years ago, the company has grown to become the third-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel and friendly service at its locations. Guests can enjoy pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

Cautionary Statements
This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of COVID-19 and related governmental actions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
Brian Johnson (515) 965-6587
Brian.johnson@caseys.com

Media Relations Contact:
Katie Petru (515) 446-6772
Katie.petru@caseys.com